    Exhibit 10.02

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made effective as of the 4th day of June, 2010 (“Effective Date”) between:

R & B CORMIER ENTERPRISES INC.

an Ontario corporation with its head office located at ● (“Licensor”)

and

ABC ACQUISITION CORP.,

a Nevada corporation with its head office located at 375 N. Stephanie St., Ste 1411, Henderson, Nevada 89014-8909 (“Licensee”)

WHEREAS:

A.        Licensor has developed an R-MAP technology (the “Technology”) which includes and/or incorporates the techniques, rights and other elements described more fully in Schedule A and in the documents and instruments identified therein and can be used to assess tracts of land for carbon-credit values anywhere in the world; and

B.         Licensee wishes to license the use of the Technology for assessing tracts of land to determine carbon-credit values and other potential values (the “Use”), and Licensor has agreed to license the Technology for such Use, pursuant to the terms of this Agreement.

NOW THEREFORE, for and in consideration of the foregoing and of the mutual covenants and promises hereinafter contained, and in further consideration from each Party to the other given, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree and understand as follows:

1.                  DEFINITIONS. In this Agreement, the following terms shall have the meanings set out below:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” and “controlling” shall have a similar meaning;

“Business Day” means any day, from 9:00 a.m. to 5:00 p.m., which is not a Saturday, Sunday or a statutory federal or provincial holiday in the Province of Ontario;

“Confidential Information” means all data and information relating to the business and management of either Party, including the Technology, trade secrets, technology and accounting records to which access is obtained hereunder by the other Party, and any materials provided by Licensor to Licensee; provided, that Confidential Information shall not include any data or information which:

(i)         is or becomes publicly available through no fault of the other Party;

(ii)        is already in the rightful possession of a Party prior to its receipt from the other Party;

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(iii)       is already known to the receiving Party at the time of its disclosure to the receiving Party by the disclosing Party, and is not the subject of an obligation of confidence of any kind;

(iv)       is rightfully obtained by the other Party from a third party;

(v)        is disclosed with the written consent of the Party whose information it is; or

(vi)       is disclosed pursuant to court order or other legal compulsion;

“Laws” means all federal, provincial, territorial, municipal and local statues, regulations and by-laws applicable to Licensor, Licensee, or the license, as the case may be, regarding the use of the Technology, and all orders, notices, rules, decisions, codes, guidelines, policies, directions, permits, approvals, licenses and similar authorizations issued, rendered or imposed by any level of government including any ministry, department or administrative or regulatory agency or authority;

“Modifications” means any enhancements, changes, corrections, improvements, translations, adaptations, revisions, developments, upgrades or updates to the Technology; and “Modify” shall mean the creation of any of the foregoing;

“Parties” means both Licensor and Licensee and “Party” means either one of them as the context requires;

“Person” includes an individual, sole proprietorship, corporation, limited liability corporation, not-for-profit corporation, partnership, trust, association, joint venture, unincorporated organization, the Crown or any agency or instrumentality thereof and any other judicial entity recognized by law; and

“Technology” means the R-MAP technology more fully described in Schedule A, including any Modifications that Licensor may provide to Licensee.

Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings set forth elsewhere in this Agreement.

2.                  LICENSE. Subject to the terms of this Agreement, Licensor hereby licenses to Licensee, for the use of Licensee, an irrevocable, non-transferable and exclusive right to apply and exploit the Technology in connection with the Use, either in Canada and elsewhere in the world, the foregoing being subject to the terms and conditions set forth in this Agreement.

3.                  LICENSE RESTRICTIONS. Except as otherwise provided in section 2 above, Licensee shall not:

(i)                 distribute, export, transmit, make Modifications to, transfer, adapt, loan, rent, lease, assign, sub-license or make available to another Person, the Technology, in any way, in whole or in part;

(ii)               use the Technology unless the Use complies with applicable Laws;

(iii)             allow the Use of the Technology by any third parties not authorized, pursuant to the terms of this Agreement, to use the Technology; or

(iv)             otherwise use the Technology except as authorized herein.

Licensee agrees to take all reasonable precautions to prevent third parties from using the Technology in any way that would constitute a breach of this Agreement including, without limitation, such precautions as Licensee would otherwise take to protect its own proprietary software or information.

4.                  SUPPORT. Licensor will use commercially reasonable efforts to provide Licensee ongoing support for the Technology, Licensee’s license and the Use during the term of the Agreement, it being understood that if such support at any time requires or is expected to require material amounts of time, attention and resources from Licensor, then the parties will enter into a separate consulting agreement governing the terms and conditions for such support and any additional remuneration payable by Licensee to Licensor therefor.

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5.                  ROYALTIES. Licensee shall pay to Licensor a royalty of 2.5% (the “Royalty”) shall be paid to Licensor on any revenue earned by Licensee from the Use of the License; provided that in lieu of paying such royalty on the first $225,000 of revenue earned by Licensee from the Use of the License, Licensee shall pre-pay the royalty on such revenue by issuing and delivering to Licensor 18,7500,000 common shares of Licensee, valued at $0.0003 per share (therefore having a value of $5,625).

6.                  LICENSOR’S LIMITED REPRESENTATIONS AND WARRANTIES. Licensor represents and warrants:

(i)                 Licensor has the authority to enter into this Agreement, is the owner of the Technology and has the right to grant all of the license rights herein;

(ii)               all technology, know-how or other intellectual property that is owned or controlled by Licensor and that is or could reasonably be expected to be necessary or beneficial to operation and exploitation of the Technology in connection with the Use has been included in the Technology; and

(iii)             Licensor has not granted any rights or licenses to the whole or any part of the Technology, or any other intellectual property or technology, that would conflict with this Agreement.

7.                  OWNERSHIP. The Parties acknowledge and agree that as between the Parties, Licensor shall be the owner of all intellectual property rights in the Technology, as well as all related Modifications, written materials, logos, trademarks, trade names, copyright, patents, trade secret and moral rights, registered or unregistered. No proprietary interests or title in or to the intellectual property in the Technology or any Modifications is transferred to Licensee by this Agreement. Licensor reserves all rights not expressly licensed to Licensee under section 2.

8.                  INDEMNIFICATION.

(i)                 Licensor agrees to indemnify Licensee from any and all third party claims, damages, losses or expenses (including without limitation, punitive damages, court costs, arbitration fees, penalties, fines, amounts paid in settlement of claims, and reasonable legal fees) (hereinafter referred to as the “Losses”) which Licensee or any of its respective officers or directors, may become liable for as a result of, or in connection with, any third party claim asserted against Licensee to the extent such claim is based upon a contention that the Technology, or any portion thereof, used within the scope of this Agreement infringes any patents, copyrights, trade secrets, trademarks or other intellectual property rights of any third party; provided that Licensee has notified Licensor in writing of such claim within ten (10) days of a responsible officer of Licensee becoming aware of such claim.  Licensee agrees that Licensor has the right to defend the foregoing claims; and provided further that if Licensee has notified Licensor in writing of such claim and Licensor does not take reasonable actions to vigorously defend such claims within ten (10) days of such notice, Licensee may defend such actions in the place and stead of, and at the expense of, Licensor, with Licensee being entitled to reimbursement of the costs reasonably incurred in so doing and/or to deduct such costs from outstanding and/or future Royalty payments.

(ii)               Licensor agrees to indemnify Licensee from any and all Losses which Licensee or any of its respective officers or directors may become liable for as a result of, or in connection with, any third party claim asserted against Licensee to the extent such claim is based upon a use or application of the Technology by any party other than Licensee; provided that Licensee has notified Licensor in writing of such claim within ten (10) days of a responsible officer of Licensee becoming aware of such claim.  Licensee agrees that Licensor has the right to defend the foregoing claims; provided that if Licensee has notified Licensor in writing of such claim and Licensor does not take reasonable actions to vigorously defend such claims within ten (10) days of such notice, Licensee may defend such actions in the place and stead of, and at the expense of, Licensor, with Licensee being entitled to reimbursement of the costs reasonably incurred in so doing and/or to deduct such costs from outstanding and/or future Royalty payments.

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(iii)             Subject to paragraphs (i) and (ii) of this Section 8, Licensee agrees to indemnify Licensor from any and all Losses which Licensor or any of its respective officers or directors may become liable for as a result of, or in connection with, any third party claim asserted against Licensor to the extent such claim is based upon Licensee’s operation or exploitation of the Technology within the Use, or Licensee’s use of the Technology in material breach of this Agreement.  Licensor agrees that Licensee has the right to defend the foregoing claims; provided that if Licensor has notified Licensee in writing of such claim and Licensee does not take reasonable actions to vigorously defend such claims within ten (10) days of such notice, Licensor may defend such actions in the place and stead of, and at the expense of, Licensee.

(iv)             If the Technology or any portion thereof is held to constitute an infringement of another Person’s rights, and use thereof is enjoined, Licensor shall, at its election and expense, either:

a.                   procure the right to use the infringing element of the Technology; or

b.                  replace or modify the element of the Technology, so that the infringing portion is no longer infringing and still performs the same function without any material loss of functionality; and

c.                   make every reasonable effort to correct the situation with minimal effect upon the operations of Licensee.

Notwithstanding the foregoing, Licensor shall have no liability for any claim of infringement based on Use of other than a current, unaltered release of the Technology available from Licensor if such infringement would have been avoided by the use of a current, unaltered release of the Technology.

9.                  CONFIDENTIALITY. Each of Licensor and Licensee shall use reasonable efforts (and, in any event, efforts that are no less than the efforts used to protect its own Confidential Information) to protect from disclosure such information that is the Confidential Information of the other. Each of Licensor and Licensee shall divulge such Confidential Information only to its employees or agents who require access to it for the purposes of this Agreement or as otherwise provided in this Agreement. Each of Licensor and Licensee (the “Indemnifying Party”) agree to indemnify the other (the “Indemnified Party”) for all Losses incurred by the Indemnified Party as a result of a failure of the Indemnifying Party to comply with its obligations under this section 9; provided that the Indemnified Party has given prompt notice of any such claim and, to the extent that a claim may lie against a third party for the unauthorized disclosure of such Confidential Information, the right to control and direct the investigation, preparation, action and settlement of each such claim; and further provided that the Indemnified Party reasonably co-operates with the Indemnifying Party in connection with the foregoing and provides the Indemnifying Party with all information in the Indemnified Party’s possession related to such claim and such further assistance as reasonably requested by the Indemnifying Party.

10.              LIMITATION OF LIABILITY. The limitation of liability provisions of this Agreement reflect an informed voluntary allocation of the risks (known and unknown) that may exist in connection with the licensing of the Technology hereunder by Licensor, and such voluntary risk allocation represents a material part of the Agreement reached between Licensor and Licensee.

(A)              THE TECHNOLOGY IS NOT GUARANTEED AND IS PROVIDED “AS IS”, AND LICENSOR GIVES NO OTHER REPRESENTATIONS, WARRANTIES OR CONDITIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES AS TO UNINTERRUPTED OR ERROR FREE OPERATION, MERCHANTABILITY, QUALITY OR FITNESS FOR A PARTICULAR PURPOSE AND THOSE ARISING BY STATUTE OR OTHERWISE, OR FROM A COURSE OF DEALING OR USAGE OF TRADE.

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(B)              IN NO EVENT SHALL LICENSOR OR LICENSEE, OR THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS BE LIABLE TO THE OTHER PARTY FOR ANY CLAIM FOR: (i) PUNITIVE, EXEMPLARY, OR AGGRAVATED DAMAGES, (ii) DAMAGES FOR LOSS OF PROFITS OR REVENUE, FAILURE TO REALIZE EXPECTED SAVINGS OR LOSS OF USE; (iii) INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES; (iv) CONTRIBUTION, INDEMNITY OR SET-OFF IN RESPECT OF ANY CLAIMS AGAINST LICENSEE; (v) ANY DAMAGES WHATSOEVER RELATING TO THIRD-PARTY PRODUCTS OR SERVICES; OR (vi) ANY DAMAGES WHATSOEVER RELATING TO INTERRUPTION, DELAYS, ERRORS OR OMISSIONS.

11.              TERM AND TERMINATION. The term of this Agreement shall be for five (5) years (the “Initial Term”) and, provided that at the end of the Initial Term, and later at the end of each Renewal Term (as defined in this section) Licensee has paid all Royalties owing hereunder, the Agreement shall automatically renew for successive terms of five (5) years (each a “Renewal Terms”) unless terminated by Licensee in writing not less than thirty (30) days prior to the expiration of the Initial Term or any Renewal Term (the “Term”).

Either Party shall have the right on prior written notice to the other Party to terminate this Agreement if:

(i)                 the other Party fails to pay an amount to the other when due hereunder and such breach is not cured within thirty (30) days after written notice of such breach is given to it by the other Party;

(ii)               the other Party files a voluntary, or consents to an involuntary, petition in bankruptcy or insolvency or petitions for reorganization under any bankruptcy law (and such is not dismissed within ten (10) days);

(iii)             there is an order, judgment or decree by a court of competent jurisdiction, upon the application of a creditor, approving a petition seeking reorganization or appointing a receiver, trustee or liquidator of all or a substantial part of the other Party’s assets and such order, judgment or decree continues in effect for a period of thirty (30) consecutive days; or

(iv)             the other Party fails to perform any of the other material obligations set forth in this Agreement and such default: (i) in the case of a default which is remediable continues for a period of thirty (30) days after written notice of such failure has been given by the non-defaulting Party; or (ii) in the case of a non-remediable default, immediately upon notice.

Upon the termination or expiry of this Agreement, pursuant to its terms:

a)                  Licensee shall immediately deliver to Licensor any of Licensor’s Confidential Information provided hereunder (including the Technology and Documentation) then in its possession or control, if any, and shall deliver a certificate of an officer of Licensee certifying the completeness of same;

b)                  Licensee shall refrain from further use of such Confidential Information; and

c)                  Licensee shall forthwith pay all sums owing to Licensor hereunder.

Nothing in this section 11 shall limit either Party’s rights or remedies available at law, in equity or otherwise.

12.              SURVIVAL. The applicable provisions of sections 6 through 11 shall survive the expiry or termination of this Agreement.

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13.              FORCE MAJEURE. Dates and times by which any Party is required to render performance under this Agreement shall be automatically postponed to the extent and for the period that Licensor is prevented from meeting them by reason of any cause beyond its reasonable control; provided that such Party notifies Licensee of the commencement and nature of such cause and uses its reasonable efforts to render performance in a timely manner.

14.              ASSIGNMENT. Either Party may assign its rights and obligations under this Agreement, in whole or in part, to another party subject to providing prior written notice of such assignment to the other Party.

15.              GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and federal laws of Canada applicable therein. The Parties submit to the exclusive jurisdiction of the courts of located in Toronto, Ontario.

16.              AMENDMENTS AND WAIVERS. This Agreement may not be modified unless agreed to in writing by both Parties. Any consent by a Party to, or waiver of a breach by the other, whether express or implied, shall not constitute a consent to or waiver of or excuse for any other different or subsequent breach unless such waiver or consent is in writing and signed by the Party claimed to have waived or consented. Except as otherwise provided herein, no term or provision hereof shall be deemed waived and no breach excused.

17.              SEVERABILITY. If any part of this Agreement is held to be unenforceable or invalid, it will be severed from the rest of this Agreement, which shall continue in full force and effect.

18.              ENTIRE AGREEMENT. This Agreement and any schedules or other documents referred to herein, constitutes the entire agreement between the Parties relating to the licensing of the Technology and supersedes all prior written or oral agreements, representations and other communications between the Parties, and shall enure to the benefit of and be binding upon each of the Parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the Parties by their duly authorized officers, have executed this Agreement as of the Effective Date set out above.

R & B CORMIER ENTERPRISES INC.

/s/ Robert Cormier

Per: Robert Cormier

Title: President

ABC ACQUISITION CORP. 1501

/s/ Luc Duchesne

Per: Luc Duchesne

Title: President and CEO

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Schedule A - Description of the Technology

  Intellectual property for conducting airborne surveys of forest lands in areas that are difficult to access and, in a statistically verifiable manner that is consistent with the requirements of carbon trading programs, permits an assessment of the potential biomass on such land and its value for carbon storage purposes or in other manners under or in connection with carbon trading programs.

  Remote mapping & photogrammetry correction coefficients for biometric and statistical routines to correct and enhance accuracy of automated biomass and land cover data derived from any and all methodologies, including remote sensing and multiple scale aerial/satellite imagery.

  In-house database of biometric algorithms for tree species relating crown area to stem diameter for all major commercial tree species for evaluation of carbon and forest inventory stocks.

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